Exhibit 9.2

NEW YORK & COMPANY, INC.

AMENDMENT NO. 4 TO THE

STOCKHOLDERS AGREEMENT

This Amendment (“Amendment”) to the Stockholders Agreement dated as of August 25, 2004 (the “Stockholders Agreement”), by and among  New York & Company, Inc., a Delaware corporation (the “Company”) and the Stockholders named therein, is effective as of August 25, 2004. Certain capitalized terms used but not defined herein have the meaning attributed to them in the Stockholders Agreement.

WHEREAS, certain of the parties hereto are parties to the Stockholders Agreement, which embodied certain agreements among the parties; and

WHEREAS, the parties hereto wish to amend the Stockholders Agreement, effective as of August 25, 2004.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Stockholders Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Stockholders Agreement as follows:

The definition of “Public Sale” in Section 5.3 of Article V of the Stockholders Agreement is hereby amended to mean:

“Public Sale” means any sale of Stockholder Shares pursuant to a Public Offering, a Rule 144 Sale, or  any other public sale made in accordance with applicable law.”

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Effect of Amendment:

Except as expressly set forth herein, the amendment set forth herein shall not by implication or otherwise limit, impair, constitute a waiver or amendment of, or otherwise affect, the rights or remedies of any of the parties under the Stockholders Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stockholders Agreement, which shall continue in full force and effect.  The amendment herein shall apply and be effective only with respect to the matters expressly covered hereby.

Governing Law; Jurisdiction:

The corporate law of the State of Delaware shall govern all issues and questions concerning the relative rights of the Company and its stockholders.  All other issues and questions concerning the construction, validity, interpretation and enforceability of this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.  The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York over any suit, action or proceeding arising out of or relating to this Amendment.  The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court.  The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

Waiver of Jury Trial: EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO

Counterparts: This Amendment may be executed in multiple counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

[END OF PAGE]
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Stockholders Agreement on May 22, 2006.

NEW YORK & COMPANY, INC.

By:	/s/ Ronald W. Ristau
Name: Ronald W. Ristau
Title: Chief Operating Officer and
Chief Financial Officer

BSMB/NYCG LLC
By: Bear Stearns Merchant Manager II, LLC
Its: Manager

By: JDH Management LLC
Its: Manager

By:	/s/ Philip M. Carpenter III
Name: Philip M. Carpenter III
Title: Managing Director